Exhibit 99.1

[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Completes Special Protocol Assessment with FDA for EVIZON™ in Age-Related Macular Degeneration

-Phase III to Begin in June 2005-

Plymouth Meeting, PA -- June 27, 2005 -- Genaera Corporation (NASDAQ: GENR) today announced that it has reached agreement on a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) for the design of two global registration Phase III clinical trials evaluating EVIZON™ (squalamine lactate) for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as "wet" AMD. This SPA is a binding written agreement between Genaera and the FDA that the clinical protocols for the planned Phase III trials are adequate to meet scientific and regulatory requirements to form the primary basis for efficacy claims in a new drug application (NDA) for EVIZON.

"We are very pleased to have sought and reached agreement with the FDA on the design of our Phase III trials of EVIZON in wet AMD," said Roy C. Levitt, MD, President and Chief Executive Officer of Genaera. "The SPA is an important milestone in our aggressive clinical development plans for EVIZON and solidifies our regulatory pathway towards FDA approval. With this SPA in hand we are ready to begin our registration trials in the very near future."

The two identical international Phase III studies are designed to enroll patients with predominantly classic, minimally classic and occult forms of wet AMD. Each study will be a multi-center, randomized, double-masked, controlled trial and will evaluate two systemically-administered doses of EVIZON (40 mg and 20 mg) versus placebo, dosed weekly for four weeks followed by maintenance doses every four weeks until week 104. Photodynamic therapy (PDT) will be allowed for all patients if deemed necessary by the study physician. The total number of patients enrolled into each Phase III study will be based upon analyses of data from the Company's existing and ongoing Phase II clinical trials, as agreed upon with the FDA.

The primary objectives of these studies are to demonstrate safety and significant clinical benefit of EVIZON therapy on visual acuity at one year in the study eye (assessed by Early Treatment Diabetic Retinopathy scoring system or ETDRS). Planned secondary analyses include evaluation of changes in visual acuity from baseline in the study eye at year two, change in visual acuity in fellow eyes affected with wet AMD, and quality of life.

"In our early Phase I and II trials EVIZON has stabilized or improved vision in most everyone we have treated, including patients with two affected eyes, with a good safety profile", commented Dr. Levitt. "We look forward to confirming these results by demonstrating a statistically significant clinical benefit in these upcoming large scale registration trials of EVIZON. Additionally, we intend to demonstrate in these studies the numerous advantages of systemic delivery of EVIZON, which is noninvasive to the eye, including the potential to treat the commonly affected fellow eye. Ultimately, as the leading systemic anti-angiogenic investigative new drug in development for the treatment of wet AMD, we hope to reveal the great potential EVIZON has to be a leading therapy in the rapidly growing AMD market."

Other Ongoing Clinical Trials

Genaera is currently conducting three Phase II trials of EVIZON in wet AMD at multiple sites throughout the United States. In October 2004, the FDA granted EVIZON Fast Track designation. In January 2005, the FDA selected EVIZON for participation in the Continuous Marketing Application (CMA) Pilot 2 program.

MSI-1256F-207 is a Phase II pharmacokinetic and safety trial that will evaluate 18 subjects with AMD at three different doses of EVIZON (10 mg, 20 mg or 40 mg) over four months. In this multi-center, open-label, parallel group study, EVIZON is administered intravenously once weekly for four weeks, and then all subjects were followed out to month 4 with no further treatment after week four. Depending on their response, patients may continue to receive EVIZON as needed for up to one additional year in a separate study (MSI-1256F-211).

MSI-1256F-208 is a Phase II trial designed to evaluate the safety and clinical effects of three different doses of EVIZON (10 mg, 20 mg or 40 mg) with initial concomitant PDT with Visudyne® (QLT Inc., Vancouver, Canada) treatment in 45 patients with wet AMD. Specifically, this study will evaluate the safety and effects of systemically administered EVIZON before and after PDT with Visudyne. The multi-center, randomized, controlled, masked study also includes monthly EVIZON maintenance therapy through six months, along with an additional twelve months follow-up for each patient. Enrollment in this trial is closed.

MSI-1256F-209 is the cornerstone and largest of Genaera's three Phase II studies and is designed to evaluate the safety and efficacy of EVIZON in 100 patients with AMD over a two-year period. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of EVIZON (20 mg or 40 mg) versus placebo, dosed once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each patient will be followed for a further 12 months. Enrollment in this trial is closed.

For information about participation in EVIZON clinical trials, patients and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

About EVIZON™

EVIZON is a unique first in class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the "dry" form and the more severe "wet" form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that subsequent clinical trial results differ from the results announced today; the risk that EVIZON™ ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™ may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.